Exhibit 4.24

- Execution Copy

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

LUCID, INC.

8% CONVERTIBLE PROMISSORY NOTE

DUE NOVEMBER 15, 2012

Rochester, NY

$	, 2011

1.                                       Principal and Interest.

FOR VALUE RECEIVED, LUCID, INC. (the “Company”), a New York corporation, for value received, hereby promises to pay to the order of [Insert Name of Holder] or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of                                                      dollars ($                      ), lawful money of the United States of America, together with interest thereon at the rate set forth below.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%) per annum, or such lesser rate as shall be the maximum rate allowable under applicable law.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Unless converted, accelerated or otherwise, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on November 15, 2012 or such earlier date as may be required hereby, whether by acceleration, conversion or otherwise; provided, however, that upon an Event of Default (as defined in Section 10), the interest rate on this Note shall be increased to fourteen percent (14%) per annum during the term of the default.

This Note is being issued pursuant to that certain Subscription Agreement between the Company and the Holder, dated as of the date hereof (the “Purchase Agreement”), and is subject to its terms.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.  The Company has heretofore issued and may hereafter issue notes containing the same terms and conditions set forth herein and such notes are collectively referred to as the “Bridge Notes.”

2.                                       Rank.  The Note ranks pari passu in right of payment with all other existing unsecured indebtedness of the Company and no new indebtedness (with the exception of bank debt) which is secured or senior in right of payment to the Note may be issued by the Company without the consent of the holders of Bridge Notes representing at least fifty-one percent (51%) of the aggregate principal amount of all outstanding Bridge Notes.  No consent of the holders of Bridge Notes will be required for issuances by the Company of unsecured indebtedness that ranks pari passu in right of payment with, or junior in right of payment to, the Bridge Notes.

3.                                       Conversion Provisions.

3.1                                 Automatic Conversion.  All unpaid principal and any unpaid accrued interest on this Note shall be automatically converted into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) upon the consummation of an underwritten initial public offering by the Company (made in connection with the listing by the Company of the Common Stock on a registered national stock exchange or the quotation of Common Stock on the OTC Bulletin Board or similar quotation service) of shares of Common Stock and/or units consisting of Common Stock and warrants to purchase Common Stock resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000, inclusive of the converted principal and interest value of these and any other converted promissory notes (a “Qualified IPO”), at a conversion price equal to 70% of the price at which shares of Common Stock, or shares of Common Stock underlying units (for the sake of clarity, allocating no value to any warrants underlying such units), as applicable, are sold in a Qualified IPO, and upon such other terms, conditions and agreements as may be applicable in such Qualified IPO (determined on a fully diluted basis) (the “Conversion Price”).

3.2                                 Conversion Securities.  Upon conversion of this Note in accordance with the terms of Section 3.1, the outstanding unpaid principal and unpaid accrued interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent, and the indebtedness evidenced by this Note shall be satisfied in full and no interest shall continue to accrue on this Note and all rights of the Holder hereunder shall terminate.  The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the close of the Qualified IPO.  The Person or Persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

3.3                                 Optional Conversion.

(a)                                  In the event that, prior to the Maturity Date, the Company consummates a public offering of Common Stock, other than a Qualified IPO, which requires the filing by the Company of a registration statement declared effective under the Securities Act or the Exchange Act and is made in connection with the listing by the Company of the Common Stock on a registered national stock exchange or the quotation of Common Stock on the OTC Bulletin Board or similar quotation service (a “Non-Qualified Financing”), then, at the option of the Holder, all unpaid principal and any accrued interest on this Note shall be converted into shares of Common Stock issued by the Company in such Non-Qualified Financing.  The number of shares to be issued upon such conversion of this Note shall be equal to the quotient obtained by dividing (i) the outstanding principal balance plus any accrued but unpaid interest under this Note as of such date by (ii) the Optional Conversion Price. For purposes hereof, “Optional Conversion Price” means the lesser of (i) 70% of the lowest price per share at which the equity securities are issued in the Non-Qualified Financing or (ii) $4.61.

(b)                                 In the event that, prior to the Maturity Date, the Company consummates a transaction described in clause (i), (iii) or (iv) (whether or not the Voting Stock of the Company is exchanged for Voting Stock of the surviving Person) in the definition of Change of Control (a “Fundamental Transaction”) in which the Successor Entity (defined below) is a Non-Public Entity (defined below), then, at the option of the Holder, such Holder shall have the right to receive from the Company or Successor Entity in exchange for this Note an amount equal to the sum of (i) the aggregate principal amount of this Note plus the accrued and unpaid interest hereon plus (ii) the product of (x) the aggregate principal amount of this Note plus the accrued and unpaid interest hereon multiplied by (y) a fraction, the numerator of which is the difference (but not less than zero) obtained by subtracting the Non-Public Conversion Price (defined below) from the Equity Value Per Share (defined below), and the denominator of which is the Non-Public Conversion Price (as such Equity Value Per Share and Non-Public Conversion Price may be adjusted pursuant to Section 3.9).  An election by the Holder to convert this Note as provided in this Section 3.3(b) shall be exercised by written notice to the Successor Entity.  The Successor Entity shall pay, or cause to be paid, the amount due the Holder under this Section 3.3(b) in immediately available funds to an account designated by the Holder.

(c)                                  For the purposes of this Note, the following terms shall have the respective meanings listed below:

“Equity Value” means the value of the Company’s fully-diluted common equity as determined in the Fundamental Transaction in which the Non-Public Entity was formed, resulted or survived, as agreed by the Successor Entity and the holders of a majority in aggregate principal amount of the outstanding Notes and the holders of a majority of the outstanding Warrants (such holders of Notes and Warrants being referred to as the “Majority Holders”).  In the event that the determination of the Equity Value requires the appraisal or evaluation of non-cash components and the Successor Entity and the Majority Holders shall fail to agree regarding the results of such evaluation or appraisal within 15 days of a notice by any holder of a Note or Warrant requesting such agreement, then the value of the Company’s fully-diluted common equity based upon the Fundamental Transaction shall be determined by an independent investment bank having experience in the valuation of companies similar to the Company, selected by the Successor Entity and reasonably acceptable to the Majority Holders.  The Successor Entity shall select such investment bank within fifteen (15) days of notice from a Holder of the need to determine the Equity Value.  If the investment bank selected by the

Successor Entity is not reasonably acceptable to the Majority Holders, and the Successor Entity and such Majority Holders cannot agree on a mutually acceptable investment bank within fifteen (15) days of its selection by the Successor Entity, then the Successor Entity and the Majority Holders shall each choose one such investment bank within fifteen (15) days and the respective chosen firms (or, if only one firm is chosen because the other party fails to choose, then such one chosen firm) shall jointly select within fifteen (15) days of their selection a third investment bank, which shall make the determination within thirty (30) days of its selection.  The Successor Entity shall pay the costs and fees of each such investment bank (including any such investment bank selected by the Majority Holders), and the decision of the investment bank making such determination of Equity Value shall be final and binding on the Successor Entity and all affected Holders.

“Equity Value Per Share” means the result obtained by dividing the Equity Value by the number of fully-diluted shares of Common Stock outstanding immediately prior to the consummation of the Fundamental Transaction in which the Non-Public Entity was formed, resulted or survived.

“Non-Public Conversion Price” means the lesser of (i) the result obtained by multiplying the Equity Value Per Share by 0.70 and (ii) $4.61.

“Non-Public Entity” means a Successor Entity whose outstanding common stock is not registered under the Exchange Act and listed on a registered national securities exchange.

“Successor Entity” means the Person (or, if so elected by the Holder, the parent entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the parent entity) with which such Fundamental Transaction shall have been entered into.

3.4                                 Exercise of Right of Optional Conversion.  In order to exercise the Optional Conversion right set forth in Section 3.3, the Holder shall surrender this Note at the principal office of the Company set forth in the Purchase Agreement and shall give written notice of such exercise, substantially in the form of Exhibit A attached hereto (the “Optional Conversion Notice”), to the Company at such office.  Such Optional Conversion shall be deemed to have been effected at the close of business on the date on which such Optional Conversion Notice, duly completed and executed, shall have been given.

3.5                                 Reservation of Shares of Common Stock.   The Company covenants that it will, on or before the Closing Date, either reserve and keep available out of its authorized capital, or amend its authorized capital, as required in order to be able to issue, such number of shares of its Common Stock as shall then be deliverable upon the conversion of this Note.

3.6                                 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note.  Instead of any fractional shares which would otherwise be issuable upon conversion of this Note, the Company shall pay to the Holder of this Note a cash adjustment with respect to such fractional interest.

3.7                                 Termination of Automatic Conversion and Mandatory Redemption.    In the event the Company does not close on a Qualified IPO on or before November 15, 2012, then the Automatic Conversion described herein shall have no force or effect and the Company or Successor Entity shall redeem this Note at 140% of the face value of this Note plus any accrued and unpaid interest.

3.8                                 Successors and Assigns.  In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock or all or substantially all of the Company’s assets determined on a consolidated basis, then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

3.9                                 Subdivision, Dividends or Combination of Stock.  In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Conversion Price and Optional Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares Common Stock issuable upon conversion hereunder proportionately increased.  Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Conversion Price and Optional Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion hereunder proportionately decreased.

4.                                       Prepayment.  This Note may not be prepaid at any time, in whole or in part, prior to its maturity.

5.                                       Change of Control.

(a)                                  Upon the occurrence of a Change of Control, the Company or Successor Entity will make an offer to purchase all of the Notes pursuant to the offer set forth below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 140% of the outstanding aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.  Within 30 days following any Change of Control, the Company or Successor Entity shall send notice of such Change of Control Offer to each Holder by first-class mail to the address of such Holder, stating: (i) that a Change of Control Offer is being made pursuant to the Note provision entitled “Change of Control” and the circumstances and relevant facts regarding such Change of Control; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the “Change of Control Payment Date”); (iii) that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer, that any Note not properly tendered will remain outstanding and continue to accrue interest, and that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and (iv) the instructions, as determined by the Company or Successor Entity, consistent with this Section 5, that a Holder must follow in connection with the Change of Control Offer.

(b)                                 The Company or Successor Entity shall comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 5.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5, the Company or Successor Entity shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described under this Section 5 by virtue of its compliance with such securities laws or regulations.

(c)                                  On the Change of Control Payment Date, the Company or Successor Entity shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer (the “Tendered Notes”) and (ii) pay to the Holder of each such Tendered Note an amount equal to the aggregate Change of Control Payment in respect of such Tendered Note, which payment shall be made in immediately available funds to an account designated by such Holder.

(d)                                 The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Note applicable to a Change of Control Offer made by the Company, and purchases all Notes validly tendered and not withdrawn under such offer.

(e)                                  For the purposes of this Section 5, the following terms shall have the respective meanings listed below:

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(i)                                     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than in the ordinary course of business;

(ii)                                  the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii)                               any “person” (as defined above) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

(iv)                              the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock (defined below) of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that (i) if such Person is a corporation, is at the time entitled to vote in the election of such corporation’s board of directors or any committee thereof duly authorized to act on behalf of such board or (ii) if such Person is an entity other than a corporation, is at the time entitled to vote in the election of the group or individual exercising the authority with respect to such Person generally vested in a board of directors of a corporation.

6.                                       S-1 Filing Requirement.  The Company has caused an S-1 Registration Statement (an “S-1”) to be filed with the Commission and agrees to use its reasonable best efforts to respond promptly to all Commission comments to facilitate the launch of a Qualified IPO.

7.                                       Attorney’s Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

8.                                       Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.  In the case of notice to either party, copies should be sent to Harris Beach PLLC, 99 Garnsey Road Pittsford, NY 14534, Facsimile: (585) 419-8817, Attn: Thomas E. Willett, Esq.

9.                                       Notice of Proposed Transfers.  Prior to any proposed transfer of this Note or the Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note or Securities may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing Securities or the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

10.                                 Event of Default.  If any of the following events (an “Event of Default”) shall occur and be continuing:

(a)                                  the Company shall fail to pay the principal of, or shall fail to pay any interest on, this Note when due, and the same has not been cured within five (5) business days of receipt by the Company of written notice thereof;

(b)                                 the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator, custodian or similar official for itself or any of its properties or assets; (ii) make a general assignment for the benefit of creditors; (iii) become bankrupt or insolvent; (iv) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code or under any analogous provision of applicable United States or foreign law or file a petition or an answer seeking reorganization, an arrangement with creditors or to take advantage of any other present or future applicable United States or foreign law respecting bankruptcy, reorganization, insolvency, readjustment of debts, dissolution, liquidation or relief of debtors; (v) file any answer admitting the material allegations of a petition under such law; (vi) be unable to pay or admit in writing its inability to pay its debts generally as they become due; or (vii) take any action for the purpose of effecting any of the foregoing;

(c)                                  (i) any case, proceeding or other action shall be commenced against the Company, or a substantial part of the Company’s properties or assets, under the United States Bankruptcy Code or under any analogous provision of United States or foreign law, and such case, proceeding or other action shall remain undismissed for any period of sixty (60) days; or (ii) an order, judgment or decree shall be entered without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to the Company or all or a substantial part of the Company’s properties or assets, or appointing a receiver, trustee, liquidator, custodian or other official of the Company or all or a substantial part of the Company’s properties or assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(d)                                 one or more judgments for the payment of money in excess of an aggregate of One Hundred Thousand Dollars ($100,000) shall be rendered against the Company and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed or contested in good faith, and the same has not been cured within five (5) business days of receipt by the Company of written notice thereof;

(e)                                  there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within thirty (30) days after the date on which the Company receives written notice of such breach; or

(f)                                    the Company shall be dissolved or liquidated, or shall submit any application or other document to any authority for the purpose of dissolving or liquidating the Company or of commencing the dissolution or liquidation of the Company, or an action or administrative proceeding is commenced against the Company for its dissolution or liquidation which shall remain undismissed for any period of sixty (60) days, or the Company shall state in writing its intention to dissolve or liquidate;

then, or at any time thereafter during the continuance of any such Event of Default, this Note shall automatically be accelerated and declare the same to be forthwith due and payable as to both principal and interest, in all cases without presentation, demand, protest or other notice of any kind, all of which hereby are expressly waived by the Company, anything contained herein to the contrary notwithstanding.

11.                                 No Dilution or Impairment.  The Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

12.                                 Waivers; Construction.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

13.                                 No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other Person the right to vote or to consent or to receive notice as a stockholder of the Company prior to the effectiveness of any conversion of this Note.  For the avoidance of doubt, upon the effectiveness of any conversion of this Note, the Holder shall have all rights as a stockholder of the Company with respect to such shares.

14.                                 Amendment.  Any term of this Note may be amended with the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding aggregate principal amount of the Bridge Notes, even without the consent of the Holder hereof.  Any amendment effected in accordance with this Section 14 shall be binding upon each holder of any Bridge Note, each future holder of all such Bridge Notes and the Company; provided, however, that no special consideration or inducement may be given to any such Holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Bridge Notes.  Pursuant to Section 1 of the Bridge Notes, the Company may incur additional indebtedness that ranks in priority junior to, or pari passu with, the Bridge Notes without obtaining the consent of any holder of Bridge Notes, provided, that the holder of the Bridge Notes are provided written notice at least five (5) business days prior to the issuance thereof.  The Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment effected in accordance with this Section 14.

*  *  *  *  *

ISSUED as of the date first above written.

LUCID, INC.

By:	/s/ Jay M. Eastman
Name:	Jay M. Eastman, Ph.D.
Title:	Chief Executive Officer

Exhibit A

CONVERSION NOTICE

To:   Lucid, Inc.

The undersigned Holder of the attached Convertible Promissory Note, dated as of                             , 2011, executed by Lucid, Inc., a Delaware corporation (the “Company”), in favor of                                  (the “Holder”) hereby irrevocably exercises the option to convert the Convertible Promissory Note in accordance with Section 3.3 of the Convertible Promissory Note, and directs that the stock certificates representing shares of stock issuable and deliverable upon such conversion be issued and delivered to the registered Holder hereof.

Dated:

Signature